  As filed with the Securities and Exchange Commission on [__________________]

                                                     Registration No.
                                                     [________]
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            REGISTRATION STATEMENT
                                       ON
                                    FORM SB-2
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           AUTO-Q INTERNATIONAL, INC.
                 (Name of Small Business Issuer in its charter)

                DELAWARE                                  4899                            98-0349160
    (State or Other Jurisdiction of           (Primary Standard Industrial             (I.R.S. Employer
     Incorporation or Organization)           Classification Code Number)             Identification No.)

                          55-57 WOODCOCK TRADING ESTATE
                       WARMINSTER BA12 9DX UNITED KINGDOM
                               011 44 198 521 1000
              (Address and telephone number of principal executive
                    offices and principal place of business)

                                     TOM LAM
                                    CHAIRMAN
                           AUTO-Q INTERNATIONAL, INC.
                          55-57 WOODCOCK TRADING ESTATE
                       WARMINSTER BA12 9DX UNITED KINGDOM
                               011 44 198 521 1000
            (Name, address and telephone number of agent for service)

                                    COPY TO:
                              PAUL J. POLLOCK, ESQ.
                        PIPER MARBURY RUDNICK & WOLFE LLP
                           1251 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10020
                                 (212) 835-6000
                             FAX NO.: (212) 835-6001

        Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICAL AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
                                      -----------
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
                                                  -----------
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                          -----------
         If this Form is a post-effective amendment filed pursuant to Rule 464(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. |_|
              -----------

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                                         -----------

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                 Amount to                                 Proposed Maximum         Amount of
 Title of Each Class of Securities to               be           Proposed Maximum        Aggregate Offering    Registration Fee
            be Registered                        Registered   Offering Price Per Share          Price                (1)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share          2,699,996                                                          $621.00
===============================================================================================================================

 (1) The registration fee has been calculated pursuant to Rule 457(c) under the securities act as follows: 2,699,996 multiplied by $.92, which was the most recent sales price (rounded to the nearest cent) for shares of our common stock issued in a private placement.

THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                           AUTO-Q INTERNATIONAL, INC.
                        2,699,996 SHARES OF COMMON STOCK
                                -----------------

         This prospectus relates to the sale of up to an aggregate of 2,699,996 shares of our common stock which may be offered for sale from time to time by the selling stockholders listed on page 32.

         This prospectus is filed to comply with our undertaking to register shares of our common stock issued in recent private placements.

         We will not receive any part of the proceeds from the sale of any of these shares by the selling stockholders.

         We have been advised that the selling stockholders intend to sell the shares at various times for their own account in the open market at the then prevailing prices or in individually negotiated transactions at such prices as may be agreed upon. The selling stockholders will bear all expenses with respect to the offering and sale of shares owned by them except the costs associated with this registration of their shares under the Securities Act and the preparation and printing of this prospectus.

         There is currently no public market for our common stock.

         INVESTING IN OUR COMMON STOCK IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD NOT INVEST IN THE COMMON STOCK UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH AN INVESTMENT IN AUTO-Q AND THESE SECURITIES BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                           ---------------------------

                            SUBJECT TO COMPLETION

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
        OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY
                      REPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.

                         ---------------------------


                 THE DATE OF THIS PROSPECTUS IS JULY 3, 2001.

                           ---------------------------

                                TABLE OF CONTENTS

                                                                                                                PAGE
     PROSPECTUS SUMMARY...........................................................................................1

     RISK FACTORS.................................................................................................4

     FORWARD-LOOKING STATEMENTS..................................................................................13

     USE OF PROCEEDS.............................................................................................13

     DIVIDEND POLICY.............................................................................................13

     CAPITALIZATION SCHEDULE.....................................................................................14

     MANAGEMENT'S DISCUSSION AND ANALYSIS........................................................................15

     DESCRIPTION OF BUSINESS.....................................................................................18

     MANAGEMENT..................................................................................................27

     EXECUTIVE COMPENSATION......................................................................................28

     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.........................28

     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................................................29

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............................................30

     DESCRIPTION OF SECURITIES...................................................................................30

     SHARES ELIGIBLE FOR FUTURE SALE.............................................................................31

     SELLING STOCKHOLDERS........................................................................................32

     PLAN OF DISTRIBUTION........................................................................................33

     LEGAL MATTERS...............................................................................................33

     EXPERTS.....................................................................................................33

     WHERE YOU CAN GET MORE INFORMATION..........................................................................34

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.


                                  OUR BUSINESS

         Auto-Q International, Inc. began operations in 1997. Through our operating subsidiary, Warminster Systems Limited, we develop, distribute and install innovative products using global positioning systems (GPS) and telematics technology. We provide end-users with solutions for diverse applications for fleet and asset management including tracking, fuel monitoring, navigation, security and data acquisition. Substantially all of our business is conducted at the present time in the United Kingdom. Our flexible, sophisticated tracking and monitoring systems provide security for customers' valuable assets and can define the need for human action to maintain an optimal level of service. Our systems are employed to track vehicles, report vending machine stock levels, as metering devices, remote sensors and alarms. We also offer monitoring services for all our products.

         Our product and service offerings include:


                  - VEHICLE TRACKING UNITS (VTU) - includes GPS satellite tracking and remote two-way text messaging as well as trailer and container tracking systems.

                  - FUEL MONITORING SYSTEMS (FMS) - monitors and controls pump access and fuel usage.

                  - DATA ACQUISITION UNITS (DAU) - allows remote collection and monitoring of driver, vehicle, trailer and container information.

                  - BLUE BOX UNITS (BB) - combines functions of the data acquisition and vehicle tracking units with added display and communication features.

                  - ACTIVE RISK MANAGEMENT PACKAGE - incorporates elements of vehicle tracking, data acquisition and fuel monitoring systems and includes accident data recording systems as required by insurance industry customers.

                  - FULL NAVIGATION SYSTEMS - provides in-vehicle navigation with emergency response capabilities.

                  - SERVICE AND MAINTENANCE CONTRACTS - we provide full service contracts and have monitoring capabilities for all of our products.

         We believe that technological advances in positioning and telematics technology, including reduced component size, cost, power consumption and increased functionality, will continue to drive global positioning and telematics into a variety of new, high volume applications. Our added value comes from our ability to reduce operational costs to major logistics operators.

         Our executive offices are located at 55-57 Woodcock Trading Estate, Warminster, BA12 9DX United Kingdom and our telephone number is 011-44-198-521-1000.


                                  THE OFFERING

Shares offered by the selling stockholders........................................2,699,996 shares of common stock.

                          SUMMARY FINANCIAL INFORMATION

         The following summary financial information is taken from our Financial Statements included elsewhere in this prospectus and should be read along with the Financial Statements and the related Notes.

         Income Statement Data:

                                                       Years ended                        Six Months
                                                      September 30,                     Ended March 31,
                                                  2000             1999             2001             2000
                                                  ----             ----             ----             ----
Net Sales..................................     $  503,647       $ 323,060       $   346,117       $  123,422
Operating Expenses.........................        144,335         149,675           103,577           73,095
Interest Expense...........................          3,148           2,035                19               19
Net Income.................................         92,378          39,897            64,268            6,569
Net Income per Share of Common Stock.......     $   184.76       $   79.79       $    128.54       $    13.14
Average Number of shares...................            500             500               500              500
Pro Forma Net Income per Share of Common
    Stock(1)...............................     $      .01       $     .01       $       .01       $       --
Pro Forma Average
    Number of shares(1)....................      6,300,000       6,300,000         6,300,000        6,300,000

   Balance Sheet Data:

                                                   September 30, 2000                    March 31, 2001
                                                   ---------------------      -------------------------------
                                                                               Actual          As Adjusted(2)
                                                                              ----------       --------------
Total Assets                                               $316,582             $293,331             $377,265

Cash and Cash Equivalents                                        92               20,861              123,922

Total Liabilities                                           319,551              233,444              233,444

Working Capital (Deficiency)                               (38,405)               34,304              118,238

Stockholders' Equity (Deficit)                              (2,969)               59,887              143,821

-----------------------

(1) Gives effect to the exchange of 500 shares of Warminster Systems Limited for 6,300,000 shares of Auto-Q International Inc.

(2) Gives effect to the issuance of 2,699,996 shares of Common Stock on April 27, 2001.

                                  RISK FACTORS

         The securities we are offering involve a high degree of risk, including, the risks described below. You should carefully consider the following risk factors that affect our business and this offering before investing in the securities.


WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE US

         We have only a limited operating history on which you can base an evaluation of our business and prospects. Although we have generated limited revenues since we began operation, we cannot assure you we will generate sufficient revenues to fund our current level of operations or that we will be profitable at such level of operations. Our business and prospects must be considered in light of the risks, uncertainties, expense and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as the markets for positioning systems and telematics technology.


WE WILL NEED ADDITIONAL FINANCING IN ORDER TO FULLY IMPLEMENT OUR BUSINESS PLAN

         The limited revenues we have generated to date are insufficient to fund our current level of operation and implement the growth objectives outlined in our business plan. As a result, we will require additional funding for hiring additional sales and marketing staff, product development, information technology enhancement and acquisitions. Our failure to obtain sufficient additional financing could result in the delay or abandonment of some or all of our development, expansion and acquisition plans, which could have a negative effect on our business and on the value of our common stock.


WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING

         We currently have no legally binding commitments or understandings with any third parties to obtain any additional financing. We cannot assure you that we will be able to obtain any additional financing in the amounts or at the times we may require the financing, or if we do obtain any financing that it would be on acceptable terms. Moreover, our access to additional funds may be limited by:

         - market conditions affecting the positioning and telematics industries; and

         - specific factors affecting our attractiveness to potential financing sources including:

                  - the potential commercial opportunities and risks associated with implementation of our business plan;

                  - the market's perception of our performance and assets; and

                  - the actual amount of cash we need to pursue our business strategy.

THERE IS NO MARKET FOR OUR COMMON STOCK

         There is no trading market for our common stock although we intend to seek a market maker to sponsor a listing of our shares on the OTC Bulletin Board. If we are not able to obtain a listing for our shares, our shares will not be readily marketable. Even if we are successful in obtaining such a listing, there can be no assurance that an active trading market will develop. If no market develops, it may be difficult or impossible for you to resell your shares if you should desire to do so. Even if you are able to sell your shares, we cannot assure you that you will be able to resell your shares at the purchase price paid, or at any price.


FUTURE SALES OF SHARES BY MANAGEMENT AND OTHERS COULD LOWER MARKET PRICE

         A large number of our outstanding shares are "restricted securities", as defined by the Securities Act of 1933 and are eligible for sale, from time to time, subject to volume, holding period and other limitations imposed under Rule 144 of the Act. Sales of large amounts of common stock are likely to lower the price of our common stock. The 2,699,996 shares offered in this prospectus represent 30% of our outstanding shares. In addition, 6,300,000 restricted securities currently outstanding may be sold in the future subject to compliance with the Securities Act of 1933 and Rule 144.


FLUCTUATIONS IN ANNUAL AND QUARTERLY PERFORMANCE

         Our operating results have fluctuated and can be expected to continue to fluctuate in the future on a quarterly and annual basis as a result of a number of factors, many of which are beyond our control. Results in any period could be affected by changes in market demand, competitive market conditions, market acceptance of new or existing products, fluctuations in foreign currency exchange rates, the cost and availability of components, our ability to obtain and ship products, the mix of our customer base and sales channels, the mix of products sold, and/or our ability to expand our sales and marketing efforts effectively, our ability to attract and retain key technical and managerial employees. Due to the foregoing factors, our operating results in one or more future periods are expected to be subject to significant fluctuations. Such fluctuations could have a negative impact on the value of your investment.


DEPENDENCE UPON KEY MARKETS

         Our current products serve many applications in the fleet management, long-haul trucking emergency services and asset monitoring market segments. No assurances can be given that these market segments will continue to generate significant or consistent demand for our products.


SUCCESSFUL IDENTIFICATION OF NEW MARKETS

         Existing market segments could be significantly diminished by new technologies or products that replace or render obsolete the technologies and products we provide. We are dependent upon successfully identifying new markets for our products. There can be no assurance that we will successfully identify new high-growth markets in the future. Moreover, there can be no assurance that new markets will develop for our products or that our technology or pricing will allow such markets to develop.

COMPETITION

         Our markets are highly competitive. Our competitive position depends upon a number of factors including the price, quality and performance of our products, the level of customer service, the development of new technology and our ability to participate in emerging markets. Within our target markets we encounter direct competition from other global positioning system and telematic technology providers, including Minorplanet Systems, Traffic Master and Telematix. We believe our ability to compete successfully against existing competitors will depend largely upon our ability to execute our strategy to provide products with significantly differentiated features compared to currently available products. There can be no assurance that we will be able to implement this strategy successfully.


AN INCREASE IN MARKET COMPETITION COULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS

         Our markets are new and rapidly evolving and we expect this competition to persist and intensify in the future. This increase in competition could lead to price reductions, decreased sales-volume, under-utilization of employees, reduced operating margins and loss of market share. There can be no assurance that we will be able to successfully compete for customers in our targeted markets.


WE FACE COMPETITION FROM ESTABLISHED COMPETITORS

         Our primary competitors have significantly greater financial, technical and marketing resources, and/or greater name recognition, including Minorplanet Systems, Traffic Master and Orchid. As a result, some of our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Some of our competitors have longer operating histories and greater overall resources than we do. Many of these companies have more extensive customer bases and broader customer relationships that they could leverage, including relationships with many of our current and potential customers. These companies also have significantly more established customer support and professional services organizations than we do.

BECAUSE WE HAVE NON-EXCLUSIVE AGREEMENTS WITH NEWBURY ELECTRONICS LTD., TELECOM DESIGN COMMUNICATIONS, LTD., AIC (UK) LTD. AND MAPLE FLEET SERVICES, OUR COMPONENT AND EQUIPMENT SUPPLIERS, OUR COMPETITORS MAY BE ABLE TO OBTAIN ARRANGEMENTS SIMILAR TO OURS

         Our existing agreements with the companies that supply a significant portion of our equipment are non-exclusive. All of these suppliers have established relationships with our competitors. If our competitors were able to obtain similar or more competitive arrangements with our suppliers, our business and growth prospects could suffer.

OUR INABILITY TO PRODUCE SUFFICIENT QUANTITIES OF OUR PRODUCTS BECAUSE OF OUR DEPENDENCE ON COMPONENTS FROM KEY SOLE SUPPLIERS COULD RESULT IN DELAYS IN THE DELIVERY OF OUR PRODUCTS AND COULD HARM OUR REVENUES

         Some parts, components and equipment used in our products are obtained from sole sources of supply. If our sole source suppliers or we fail to obtain components in sufficient quantities when required, delivery of our products could be delayed resulting in decreased revenues. Additional sole-sourced components may be incorporated into our equipment in the future. We do not have any supply contracts to ensure sources of supply. In addition, our suppliers may enter into exclusive arrangements with our competitors, stop selling their products or components to us at commercially reasonable prices or refuse to sell their products or components to us at any price, which could harm our operating results.


WE DEPEND ON THIRD PARTY MANUFACTURERS AND ANY DISRUPTION IN THEIR MANUFACTURE OF OUR SYSTEM COMPONENTS WOULD HARM OUR OPERATING RESULTS

         All of the system components for our products are manufactured by our suppliers and we have limited in-house manufacturing capability. The efficient operation of our business will depend, in large part, on our ability to have our suppliers continue to manufacture our system components in a timely, cost-effective manner and in sufficient volumes while maintaining consistent quality. Any manufacturing disruption could impair our ability to fulfill orders and cause us to lose customers.


WE OPERATE OUR BUSINESS ON THE BASIS OF PURCHASE ORDERS

         Currently, all our agreements with customers and suppliers are oral. We buy our equipment and sell our products and services on the basis of purchase orders. As a result, our suppliers and customers do not have any ongoing written obligation to continue doing business with us and could stop doing business with us at any time.


WE DEPEND ON INCREASED BUSINESS FROM OUR CURRENT CUSTOMERS

         If we fail to generate repeat and expanded business from our current customers, particularly Sutton & Sons, Walker Snack Foods and Sainsbury Homebase, our business and operating results would be seriously harmed. Many of our customers initially make a limited purchase of our products and services for pilot programs. These customers may not choose to purchase additional products or services from us. Because the total amount of maintenance and support fees we receive in any period, which constitutes a substantial portion of our revenues, depends in large part on the products we previously sold, any downturn in our sale of products would negatively impact our future service revenues. In addition, if customers elect not to renew their maintenance agreements, our service revenues could be negatively affected.


DEPENDENCE UPON NEW PRODUCTS

         Our future revenue stream depends to a large degree upon our ability to bring new products to market on a timely basis. We must continue to make investments in research and development in order to continue to develop new products, enhance existing products and achieve market acceptance of such products. If we are unable to successfully define, develop and introduce competitive new products and enhance existing products, our future results of operations would be adversely effected.

WE CANNOT PREDICT WHETHER DEMAND FOR OUR PRODUCTS AND SERVICES WILL CONTINUE TO DEVELOP, PARTICULARLY AT THE VOLUME OR PRICES THAT WE NEED TO BE SUCCESSFUL

         Although the use of positioning and telematics technology is growing rapidly, we cannot be certain that this growth will continue in its present form, or at all. We believe our success ultimately will depend upon, among other things, our ability to:

         - increase awareness of Auto-Q's brand and the availability of our products and services;

         - continue to attract and develop relationships with technology and equipment providers; and

         -        continue to attract and retain customers.


IF WE DO NOT RESPOND QUICKLY TO CHANGING CUSTOMER NEEDS AND FREQUENT NEW PRODUCT INTRODUCTIONS BY OUR COMPETITORS, OUR PRODUCTS MAY BECOME OBSOLETE

         Our position in existing markets or potential markets could be eroded rapidly by product advances. The life cycles of our products are difficult to estimate. Our growth and future financial performance will depend in part upon our ability to enhance existing products and develop and introduce new products that keep pace with:

         -        the increasing use of the Internet;

         -        the growth in remote access by telecommuters;

         - the increasingly diverse distribution sources for high quality digital video; and

         -        other industry and technological trends.

         We expect that our product development efforts will continue to require substantial investment. We may not have sufficient resources to make the necessary investment. If we fail to timely and cost-effectively develop new products that respond to new technologies and customer needs, the demand for our products may fail and we could lose revenues.


WE HAVE NOT YET ACHIEVED FULL MARKET ACCEPTANCE OF OUR PRODUCTS

         Although we market our products throughout Europe and to a limited extent in Asia, we cannot assure you that our products will achieve a significant degree of market acceptance in our geographic markets, and that acceptance, if achieved, will be sustained for any significant period or that our product life cycles will be sufficient (or substitute products developed) to permit us to recover our costs of operations. Failure of our products to achieve or sustain market acceptance could have an adverse effect on our business, financial condition and results of operations.

THE OCCURRENCE OF ANY DEFECTS, ERRORS OR FAILURES IN OUR PRODUCTS COULD RESULT IN DELAYS IN INSTALLATION, PRODUCT RETURNS AND OTHER LOSSES TO US OR TO OUR CUSTOMERS OR END USERS.

         Our products are complex and may contain undetected defects, errors or failures. Any defects, errors or failures could result in the loss of or delay in market acceptance of our products. In addition, we have limited experience with commercial deployment and we expect that defects, errors and failures could occur as our business expands from trials to commercial deployment at certain customers. We will have limited experience with the problems that could arise with any new products that we introduce. Any defects could result in a loss of sales and additional costs and liabilities to us as well as damage to our reputation and the loss of our customers.

WE ARE RESPONSIBLE FOR OUR PRODUCTS PERFORMANCE

         We currently have product liability insurance, but there can be no assurance that we will be able to obtain additional insurance or maintain such insurance on acceptable terms or that such insurance will provide adequate coverage against potential liabilities. We face a business risk of exposure to product liability, claims for consequential damages and other claims in the event that the use of our products and services or the failure of our products to perform in accordance with specifications is claimed to result in adverse effects. We cannot assure you that we will avoid significant product liability exposure or that insurance coverage will be available in the future on commercially reasonable terms, or at all. A loss of insurance coverage or the assertion of a product liability claim or claims would likely materially adversely affect our business, financial condition and results of operations. While we have taken, and will continue to take, what we believe are appropriate precautions, there can be no assurance that we will avoid significant liability exposure. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the marketing and distribution of our products.


BECAUSE OUR SALES CYCLE IS LENGTHY AND VARIABLE, THE TIMING OF OUR REVENUES IS DIFFICULT TO PREDICT, AND WE MAY INCUR SALES AND MARKETING EXPENSES WITH NO GUARANTEE OF FUTURE SALES.

         Customers view the purchase of our products as a significant and strategic decision. As a result, customers typically undertake significant evaluation, testing and trial of our products before deployment. This evaluation process frequently results in a lengthy sales cycle, typically ranging from six months to more than a year. Before a customer places an order, we may incur substantial sales and marketing expenses and expend significant management efforts. In addition, product purchases are frequently subject to unexpected administrative, processing and other delays on the part of our customers. This is particularly true for customers for whom our products represent a very small percentage of their overall purchasing activities. As a result, sales forecasted to be made to a specific customer for a particular quarter may not be realized in that quarter, and this could result in lower than expected revenues.

BECAUSE THE ADOPTION CYCLE FOR OUR PRODUCTS AND SERVICES BY OUR CUSTOMERS WHO BUY OUR PRODUCTS AND SERVICES MAY BE LONG, EXPECTED REVENUES COULD BE DELAYED

         We cannot predict the rate of adoption by customers of our products and services or the price they may be willing to pay for our products and services in the future. This may cause a delay in revenue realization and negatively affect our operating performance. Also, fluctuations in our operating performance may be exacerbated by the length of time between our first contact with a potential customer and the first revenue from sales of products and/or services to such customer.


DEPENDENCE UPON CURRENT KEY PERSONNEL FOR OUR SUCCESS

         If any officers or the following key personnel cease employment with us before we find qualified replacements, it might have a significant negative impact on our operations and overall business. Our success is dependent upon the personal efforts and abilities of our executive officers, including Tom Lam, Chairman and Chief Executive Officer, Anthony Power, Director, President and Head of Marketing, Guy Wormington, Director and Head of Engineering and Installation Resources, and Christopher Walker, Director and Chief Financial Officer. Currently, we maintain key man life insurance on all of our directors.


IF WE LOSE KEY MANAGEMENT OR OTHER PERSONNEL, WE MAY EXPERIENCE DELAYS IN OUR PRODUCT DEVELOPMENT AND OUR GROWTH PROSPECTS

         Our growth and success also depends on our ability to attract, hire and retain additional highly qualified management, technical, marketing and sales personnel. These individuals are in high demand and we may not be able to attract the staff we need. The hiring process is intensely competitive, time consuming and may divert the attention of our management from our operations. Competitors and others have in the past, and may in the future, attempt to recruit our employees. If we lose the services of any of our senior management or key technical personnel, or if we fail to continue to attract qualified personnel, our business could suffer.


WE MAY BE UNABLE TO HIRE THE NECESSARY PERSONNEL TO EXPAND OUR MARKETING AND SALES OPERATIONS.

         We need to expand our marketing and direct sales operations in order to increase market awareness of our product and service offerings and generate increased revenue. We cannot be certain that we will be able to expand our marketing staff and sales force or that the cost of establishing such a marketing staff or sales force will not exceed our revenues. Competition for qualified sales personnel is intense and we may not be able to hire enough qualified individuals in the future. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective customers. In addition, we will require personnel with experience marketing products on a broad basis to a large number of potential customers, an area in which we currently have limited experience. New hires require extensive training and typically take at least three months to achieve full productivity.

BECAUSE OUR BUSINESS HAS GROWN RAPIDLY, WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR GROWTH

         Our growth has placed, and any further growth is likely to continue to place, considerable strain on our management team, other personnel and our management information systems. If we fail to manage our growth effectively our business will be negatively affected. Our growth plans are likely to continue to place a significant strain on our personnel. We are actively attempting to hire new employees to help us manage our growth, and we are evaluating supplementing or replacing our management information systems to enable us to manage our expansion. Our failure to hire additional personnel or to improve our management information systems increases the risk that we will not be able to achieve our growth objectives or, if achieved, that we will not be able to manage our operations effectively.


STRATEGIC ALLIANCES AND EXTERNAL INVESTMENTS

         We are continuously evaluating alliances and external investments in technologies related to our business, and we seek to enter into strategic alliances including making relatively small strategic equity investments in positioning related technology companies. Acquisitions of companies, divisions of companies, or products and alliances and strategic investments entail numerous risks, including:

         - the potential inability to successfully integrate acquired operations and products or to realize anticipated synergies, economies of scale, or other value;

         -        diversion of management's attention;

         -        loss of key employees of acquired operations; and

         - inability to recover strategic investments in development stage entities.

Any such problems could have a material adverse effect on our business, financial condition, and results of operations.

         We also believe that in certain emerging markets our success will depend on our ability to form and maintain strategic alliances with established system providers and industry leaders. Our failure to form and maintain such alliances, or the preemption of such alliances by actions of other competitors or us will adversely affect our ability to penetrate emerging markets. No assurances can be given that we will not incur problems from current or future alliances, acquisitions, or investments. Furthermore, there can be no assurance that we will realize value from any such strategic alliances, acquisitions, or investments.


WE ARE CONTROLLED BY OUR DIRECTORS AND OFFICERS

         As of July 1, 2001, our current directors and officers beneficially own approximately 68.21% of our outstanding common stock. As a result, our current directors and officers will continue to exercise control over the affairs of Auto-Q, including the ability to elect directors and determine the outcome of votes by our stockholders on all corporate matters, including mergers, sales of all or substantially all of our assets, charter amendments and other matters requiring stockholder approval.

BECAUSE WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS, WE MAY INCUR SUBSTANTIAL COSTS TO DEFEND OR PROTECT OUR BUSINESS AND INTELLECTUAL PROPERTY

         If we fail to protect our intellectual property, we may be exposed to expensive litigation or risk jeopardizing our competitive position. The steps we have taken may be inadequate to protect our technology and other intellectual property. We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and the diversion of our management and technical resources which could harm our business.


BECAUSE WE MAY NOT BE ABLE TO AVOID CLAIMS THAT WE INFRINGED THE PROPRIETARY RIGHTS OF OTHERS, WE MAY INCUR SUBSTANTIAL COSTS TO DEFEND OR PROTECT OUR BUSINESS AND INTELLECTUAL PROPERTY

         Although we have taken steps to avoid infringement claims from others, these measures may not be adequate to prevent others from claiming that we violated their patents, other trademarks or other proprietary rights. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. A party making a claim could secure a judgment that requires us to pay substantial damages.


BECAUSE WE INTEND TO EXPAND INTERNATIONALLY, WE WILL BE SUBJECT TO RISKS OF CONDUCTING BUSINESS IN FOREIGN COUNTRIES

         If, as we anticipate, we expand our operations outside of the United Kingdom, we will be subject to the risks of conducting business in foreign countries, including:

         - our inability to adapt our products and services to local cultural traits, customs and mobile user preferences,

         - our inability to locate qualified local employees, partners and suppliers,

         - the potential burdens of complying with a variety of foreign laws, trade standards and regulatory requirements;

         - geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships;

         - political, economic and social conditions in the foreign countries where we conduct operations;

         -        currency risks and exchange controls;

         -        potential inflation in the applicable foreign economies;

         - the impact of import duties on the cost or prices of equipment; and

         - foreign taxation of earnings and payments received by us from our subsidiaries and affiliates.

         We cannot be certain that the risks associated with our anticipated foreign operations will not negatively affect our operating results or prospects, particularly as these operations expand in scope, scale and significance.


                           FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis" and "Description of Business" are forward-looking. We generally identify forward-looking statements by the use of terminology such as "may," "will," "expect," "intend," "plan," "estimate," "anticipate," "believe," or similar phrases. We base these statements on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Our actual future performance could differ significantly from these forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. Important factors that could cause actual results to differ significantly from our expectations include matters not yet known to us or not currently considered significant by us. Actual results may differ significantly from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors."


                                 USE OF PROCEEDS

         The Common Stock is being sold by the selling stockholders for their own account and we will not receive any of the proceeds of this offering.

         Expenses we are expected to incur in connection with this registration are estimated at approximately $166,086. The selling stockholders will pay all of their underwriting commissions and discounts and counsel fees and expenses in connection with the sale of the shares covered by this prospectus.


                                 DIVIDEND POLICY

         Effective September 30, 2000 and September 30, 1999, our subsidiary, Warminster Systems Limited declared cash dividends of $184.10 and $26.11, respectively, on each share of outstanding common stock or an aggregate of $92,052 and $13,053, respectively. Except for such dividends, we have never paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the development and expansion of our business and, therefore, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Our payment of cash dividends, if any, will depend upon our general financial condition and other factors deemed relevant by our board of directors.

                           CAPITALIZATION SCHEDULE


The following table details the capitalization of Auto-Q as of March 31, 2001:

                                                                                         Actual               As Adjusted (2)
                                                                                        ------               ---------------
Long-term debt                                                                          $     --                $     --
Stockholders' equity:
     Preferred stock; $.001 par value; 1,000,000 shares
         authorized; zero shares issued and outstanding
         at March 31, 2001 as adjusted........................                                --                      --
     Common stock; $1.70 par value; 500 shares
         authorized, issued and outstanding at March 31, 2001; $.001 par value;
         50,000,000 shares authorized; 8,999,996 shares issued and
         outstanding at March 31, 2001, as adjusted(1)(2).....                               850                   9,000
     Additional paid-in capital...............................                                --                  75,784
     Retained Earnings                                                                    59,601                  59,601
     Accumulated other comprehensive loss                                                   (564)                   (564)
                                                                                     --------------          ---------------
     Total stockholders' equity                                                           59,887                 143,821
                                                                                     --------------          ---------------
     Total capitalization                                                               $ 59,887                $143,821
                                                                                     ==============          ===============



---------------------------

(1) Gives effect to the exchange of 500 shares of Warminster Systems Limited for 6,300,000 shares of Auto-Q International, Inc.

(2) Gives effect to the issuance of 2,699,996 shares of Common Stock on April 27, 2001.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of Auto-Q's results of operations and financial condition. The discussion should be read together with our audited financial statements and notes included elsewhere in this prospectus.

         Background and Overview

         We design, market, and distribute products that combine precise geographic location with data communications and applications software. We sell our products through a network of direct salespeople and authorized sales representatives. Since our inception in August, 1997 we have experienced continuing growth in revenues.


RESULTS OF OPERATIONS - YEARS ENDED SEPTEMBER 30, 2000 AND 1999

         Revenue

         Revenues are generated from the sale, installation, maintenance and monitoring of our vehicle tracking and data acquisition systems. Revenues for the years ended September 30, 2000 and September 30, 1999 were $503,647 and $323,060, respectively, representing an increase of $180,587, or 55.9%, for fiscal 2000 over 1999. The increase in revenue resulted primarily from an increase in the number of systems sold to existing customers and the expansion of our client base. In fiscal 2000, as compared to fiscal 1999, we sold an additional 185 fuel monitoring and satellite tracking units as a result of placement of 50 successful trial units with existing customers including Suttons Transport and Walkers Snack Foods. The increase in revenues is also attributable to management's emphasis on promoting our business resulting in new customers which accounted for sales of 480 additional tracking and data acquisition systems. In addition to the growth in sales described above, we anticipate a corresponding increase in maintenance contracts will have a positive impact on revenue growth.

         Cost of Goods Sold

         Cost of goods sold consists primarily of the cost of components for our vehicle tracking and fuel management systems, together with the direct costs of wages for system production, servicing and installation. Cost of goods sold for the year ended September 30, 2000 was $237,116, or 47.1% of revenues, as compared to $123,987, or 38.4% of revenues, for the year ended September 30, 1999. The percentage increase in cost of goods sold was a direct result of a change in the revenue mix due to increased sales of Data Acquisition Units and Blue Boxes which have lower gross margins.

         Operating Expenses

         Operating expenses for the years ended September 30, 2000 and September 30, 1999 were $144,335, or 28.7% of net sales, and $149,675 or 46.3% of net sales, respectively. The reduction in operating expenses was attributable to a reduction in administrative wage costs.

         Interest Expense

         Interest expense for the years ended September 30, 2000 and September 30, 1999 was $3,148 and $2,035, respectively. Interest expense was primarily related to a bank overdraft and the late payment of certain taxes.


RESULTS OF OPERATIoNS - SIX MONTHS ENDED MARCH 31, 2001 AND 2000

         Revenues

         Revenues for the six months ended March 31, 2001 were $346,117 compared to $123,422, for the six months ended March 31, 2000, representing an increase of 180.4%. The increase in revenues is attributable to the sale of 35 units of fuel monitoring equipment, and 77 Blue Box units to existing customers. Revenue growth also increased as a result of related maintenance contracts for products sold.

         Sources of Revenue Growth

         As of the first quarter 2001, we began offering centralized monitoring of our tracking and data acquisition units and anticipate this will provide an additional ongoing source of revenue. We have also rolled out a new system, TrackComp, designed for monitoring and tracking of trailers and containers. We are seeking to expand our customer base by aggressively marketing our Active Risk Management Package to the insurance industry. Further, we anticipate that each of the foregoing will provide additional maintenance and product sales.

         Cost of Goods Sold

         Cost of goods sold for the six months ended March 31, 2001 and March 31, 2000 was $161,098 or 46.5% of revenues and $40,888 or 33.1% of revenues, respectively. The percentage increase in costs of goods sold was a direct result of a change in revenue mix with increased sales of Data Acquisition Units and Blue Boxes which have lower gross margins.

         Operating Expenses

         Operating expenses for the six month period ended March 31, 2001 were $103,577, or 29.9% of revenues, as compared to $73,095, or 59.2% of revenues, for the six month period ended March 31, 2000. The decrease in operating expenses as a percentage of revenues was as a result of the increase in revenues coupled with our efforts to keep related operating costs stable.

LIQUIDITY AND CAPITAL RESOURCES

         We have financed our operations primarily through cash generated from operations and a private offering of our shares in April, 2001 for which we received gross proceeds of $250,020.

         Net cash provided by operating activities for the year ended September 30, 2000 was $1,403 as compared to $30,484 for the year ended September 30, 1999. Net cash provided by operations, for the year ended September 30, 2000, was primarily due to net income of $92,378 offset by a net increase in accounts receivable of $173,395 and inventory of $25,618 and a net increase in accounts payable of $51,610.

         Net cash provided by operating activities for the six months ended March 31, 2001 was $54,847 as compared to $8,219 for the six months ended March 31, 2000. The increase in net cash provided by operations was primarily due to net income of $64,268 plus a net decrease in accounts receivable of $66,937 offset by a net increase in inventory of $22,669 and a net decrease in accounts payable of $54,517.

         At March 31, 2001, we had $20,861 of cash and $34,304 of working capital. We anticipate that we will increase our capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel.

         As of March 31, 2001, our principal commitment is an obligation of approximately $28,000 in future lease payments for our office space. We had no significant financial commitments as of March 31, 2000.

         Due to the expansion of our customer base and the roll-out of new products and services within the past six months, we anticipate requiring additional cash to support the anticipated growth in accounts receivable and inventory. We also expect our operating expenses to increase as we aggressively seek to expand awareness of our products and services through our marketing campaign and increase our sales personnel. We are considering a variety of funding alternatives including the issuance of equity or debt securities.

         Adequate funds may not be available when needed or may not be available on terms favorable to us. If we are unable to secure sufficient funding, we may be unable to develop or enhance our products and services, take advantage of business opportunities, respond to competitive pressures or grow our business as we hope. This could have a negative effect on our business, financial condition and results of operations.

                             DESCRIPTION OF BUSINESS

         Overview

         We design, market, and distribute products that determine precise geographic location combined with data communications and applications software. We currently sell our products in the United Kingdom through a network of direct salespeople and authorized sales representatives. We believe technology advances in global positioning and telematics has created enormous opportunities in the fleet and asset management market.

         We integrate wireless, global positioning and telematics technology to provide solutions for a variety of applications in fleet and asset management. Telematics involves wireless remote management and control of machines and equipment. The field of applications spans all industries and includes, for example, logistics, alarm management, elevator systems, vending machines, container management, meter reading, fleet management, vehicle monitoring and remote control, quality control, cash and ATM terminals, gate and door management, security, supervision and service information. Telematics services combined with location technology can also be used to monitor location, speed, rpm, distance traveled, time at certain locations, fuel tank content and consumption of fuel. Our products enable end-users to efficiently monitor and manage their mobile and fixed assets by communicating location-relevant and time-sensitive information from the field to the office. The key to these applications is not just the ability to accurately locate assets, but also the ability to rapidly collect and transfer a wide range of asset-related data from the field to the office for monitoring and verification, and for use in business decisions and other analysis. Depending on the application, we believe that our solutions provide numerous advantages to the end-user, including enhanced productivity, increased efficiency, reduced costs, and improved safety and security. We currently offer a range of products that address a number of sectors of this market including long-haul trucking, public safety vehicles, rental and consumer vehicles, and fixed asset data collection for private entities.

         We believe that there is considerable growth opportunity in these industries which are in the early stages of adopting positioning-based solutions. Currently, mobile resources are often tracked using inefficient and incomplete systems such as wireless telephones and pagers. We believe that penetration of GPS-based positioning systems in these industries will accelerate as the cost of such systems decreases and functionality increases.

         Products

         Our mobile asset management products offer a range of asset management solutions, including a turnkey satellite-based solution for vehicle fleet management that allows the user to actively manage vehicles in the field, including position and event reporting (e.g., accidents, theft, maintenance needs) and two-way messaging capabilities. Using our mobile asset management products, end-users can effectively track the movement of their vehicles, employees, and goods and services. This enables them to make real-time, informed decisions regarding asset utilization, which can enhance productivity and profitability. For example, positioning data enables end-users to route vehicles in their fleet more efficiently, reducing vehicle downtime, and potentially increasing the number of deliveries or trips per vehicle. In addition, improvements to vehicle management can result in more efficient vehicle maintenance and reduced misuse of vehicles. Finally, end-users can be more responsive to their customers by more effectively managing mobile resources and providing their customers with more detailed information on the location of products and services.

         Our fixed asset tracking products can provide customers with centralized, accurate and timely data on their field assets.

         We currently market our products and services to businesses in the following industries:

         -        Retail and Service Companies

         -        Emergency Services and Government Agencies

         -        Insurance Companies and Banks

         The following is a table of some of the key Fleet and Asset Management
Products:

------------------------------------- ----------------------------------------
          PRODUCT                                     DESCRIPTION
------------------------------------- ----------------------------------------
BLUE BOX                                      A wireless, digital tracking
                                             and communication system that uses
                                             GPS satellite signals to locate and
                                             fix the position of vehicles,
                                             transmits the data to base over the
                                             GSM (global systems for mobile
                                             communications) network providing
                                             constant communication at minimal
                                             cost; offers a two-way messaging
                                             option which has the potential to
                                             remove the need for paperwork in
                                             the vehicle cab. Drivers' reports,
                                             job sheet route changes,
                                             emergencies, subsistence claims,
                                             customer queries, and changes in
                                             work priorities can all be
                                             transmitted via the GSM network
                                             between the vehicle and base.
------------------------------------- ----------------------------------------
TRACKCOMP                                    A new product for 2001 which is a
                                             sophisticated tracking and
                                             monitoring system designed for
                                             trailers and containers. The
                                             system can operate without an
                                             external power supply for up to
                                             ten weeks. If a trailer fitted
                                             with this unit is stolen, its
                                             location can be determined even if
                                             the trailer is disconnected from
                                             its tractor unit and hidden. This
                                             system also has applications for
                                             contractors, manufacturing and
                                             storage, plants,
                                             boats and containers.
------------------------------------- ----------------------------------------
FM SERIES-FUEL MONITOR SYSTEMS               Provides a complete range of fuel
                                             monitoring functions, from
                                             controlling access at a single
                                             pump to comprehensive fuel use
                                             information for a
                                             multi-vehicle, multi-site
                                             operation.
------------------------------------- ----------------------------------------
TOUCHTAG-INTELLIGENT DATA TRANSFER KEY       Automatically transfers data
                                             between vehicle and fueling
                                             points. Can also be used as a
                                             security recognition device with
                                             vehicle immobilizing
                                             facility.
------------------------------------- ----------------------------------------
PRO SERIES-PCS AND PERIPHERALS               Manufacture and supply of computer
                                             hardware and peripherals, designed
                                             to meet the needs of fleet
                                             managers.
------------------------------------- ----------------------------------------

------------------------------------- ----------------------------------------
          PRODUCT                                     DESCRIPTION
------------------------------------- ----------------------------------------
DATA ACQUISITION UNITS-VEHICLE DATA           Links up to 32 sensors for the
MANAGEMENT                                    collection of data on a wide range
                                              of driver and vehicle activities
                                              (including compliance with
                                              European  Community driving time
                                              regulations).
------------------------------------- ----------------------------------------
MONITAK-DRIVER INFORMATION MONITOR            Provides visual information for
                                              drivers on available driving time
                                              in compliance with European
                                              Community regulations; records
                                              time and distance data over
                                              specified periods.
------------------------------------- ----------------------------------------
SOFTWARE-FLEET MANAGEMENT SYSTEMS             A fleet management software
                                              program that processes and
                                              analyzes fuel andvehicle data.
------------------------------------- ----------------------------------------
ACTIVE RISK MANAGEMENT PACKAGE                A package that employs our latest
                                              satellite vehicle technology and
                                              has the capability of documenting
                                              vehicle behavior for up to 4
                                              minutes prior to an
                                              accident.
------------------------------------- ----------------------------------------

         We also offer a monitoring and report service to our customers for all of our products. This allows a customer to identify asset specific data of importance to its business which we in turn program the unit to record. Our proprietary software allows us to program our products to record a variety of customer specified data on a continuous basis for up to twelve weeks. We can then dial into a particular unit at any time to generate a report containing the customer's specifications for its internal, insurance and regulatory needs.

         Auto-Q provides a one year warranty on the sale of our products. We also provide service, maintenance and support for our customers tracking and monitoring systems through maintenance plans or project specific plans based on time and significance.


SYSTEM COMPONENTS

         Auto-Q products utilize standard GSM functionality that is already supported by all major GSM infrastructure suppliers today.

         Our location systems utilizes:

         -        A standard, unmodified GSM cellular network;

         - Server hardware and software interacting with the GSM cellular network operator's system, placed at the operator's site, at our premises or third party premises;

         - A standard GSM cellular phone, WAP phone and other GSM mobile devices; and

         -        Our proprietary application software.

         The server consists of a number of computers that manages the traffic between the GSM network and the application software. It is designed to handle large quantities of messages used in complex applications. Location technology manages the communication processes, including routing of messages, calculation of positions, database management and bi-directional message confirmation.

         Our application software has been developed based on market and customer driven principles. Normally these applications provide a graphical or text interface to display positions on a computer terminal and can also present information relative to another person's position. Tracking features are also supported as well as remote updating of message text for defined users. Information services relative to a user's location are also supported through application software.

         Our telematics terminals can be installed in vehicles, machinery or various industrial equipment with associated application software to manage the operation of the terminals.

         The hardware terminals used for in-vehicle applications contain a GSM module. These terminals are built to be installed in vehicles and withstand the harsh in-vehicle operating environment, or in industrial environments without constant supervision by personnel. Terminals have input-output devices for telematics functions. All terminals include a global positioning module (GPS) which is a satellite tracking technology that complements GSM mobile communication technology.

         Our GSM terminals can also be programmed to activate by remote control when, for example, someone reports an item missing, presses a distress button, or when a conventional alarm is triggered. The terminals can also be pre-programmed for movement restriction applications, such as to indicate when a vehicle passes certain limits; e.g., being driven on board of a ferry or passing a country border. The terminal can monitor the performance of machinery and automatically send an alarm if performance is deteriorating. The remote configuration will allow the customer to locate an asset, lock doors on a vehicle, make its lights flash, shut off fuel injection, etc. as well as automatically trigger service calls on a wide variety of industrial equipment. These telematics terminals can be installed at the point of manufacture or after the fact.

         Companies that rent vehicles, machinery, equipment and containers can use our products and applications for surveillance and allocation purposes. Additionally, they can use the remote control feature, under certain restrictions, to shut off ignition and fuel, lock doors, etc., in case a customer misuses the equipment or does not return the vehicle. Fleet managers can realize these same benefits. In case of theft, the vehicle can also be located and recovered.

         The microprocessor-controlled telematics terminals contains a GSM unit and has a number of inputs and outputs for customized uses. It consists of a GSM transmitter and receiver, a computer circuit board, memory and backup battery power. The battery provides back up in case the regular power source is disconnected. For asset and vehicle security, we offer a covert model where the antenna is very small and does not need to be mounted visibly, in the open or at the exterior, so the units can be completely concealed and hidden in the asset or vehicle. We also offer a more advanced version of the terminals, with a broader range of GSM functions and additional satellite capability, making it more flexible for extensive fleet management services.

         The telematics platform is the same core platform used in the location system which consists of a micro-processor monitoring a variety of activities. It is designed to handle large quantities of messages used in complex applications. The telematics platform manages the communication processes, including routing of messages, database management and bi-directional message confirmation.

INTELLECTUAL PROPERTY

         We have developed the following proprietary software applications:

         -        MAPCOM - this is our vehicle tracking and messaging program.
                  MapCom tracks the current position of vehicles within 10-15 seconds using the GSM mobile network and displays the vehicles on mapping for the United Kingdom and Europe. MapCom can also display the historical positions of vehicles on request, provide two-way messaging that details the content of all incoming and outgoing messages to vehicles, and has global mapping display capability.

         - TIM (TRANSPORT INFORMATION MANAGEMENT) - this is our vehicle data acquisition downloading and reporting software. Vehicle hardware (e.g., a Data Acquisition Unit) continuously monitors a variety of vehicle activity, such as distance traveled, driving hours, sever braking, idling time, non-economy driving, fuel consumption, and stores the data in its memory for a period of up to 12 weeks. Using the TIM software we can communicate with the Data Acquisition Unit via a telephone network, radio or GSM mobile network and download the stored data to an office PC and generate reports per the customer's specification.

         - NEWCOMMS - this is our static fuel monitor downloading and reporting software program. Our fuel monitor systems, installed at a customer's location, control diesel and gas oil pumps, records the pumps activities and transactions in its memory a period of for up to 8 weeks. The Newcomms software communicates with the fuel monitor by telephone network, radio or GSM mobile network to download data to an office PC and generates reports per the customer's specification.


SUPPLIERS RELATIONSHIPS AND MANUFACTURING

         Our major component, hardware and technology suppliers are listed below:

         -        Newbury Electronics Ltd.

         -        Telecom Design Communications Ltd.

         -        AIC (UK) Ltd.

         -        Maple Fleet

         We source our equipment and technology from approximately twenty suppliers in order to receive competitive pricing and to minimize reliance upon a limited source of supply for our equipment and technology.

MARKET

         The value of the vehicle tracking and telematics industry is expected to grow worldwide to over $ 50 billion over the next ten years. (June 27, 2001 Financial Times- United Kingdom). In Europe, the telematics market is projected to grow from $230 million currently to $13.5 billion over the next ten years. (November 6, 2000 Sunday Times).

         Within the vehicle tracking and telematics industry there are two distinct areas of operation for which we provide products and services:

                  - FLEET MANAGEMENT AND INFORMATION - Vehicle telematics and fleet management units linked to GPS for vehicle location and integrated into GSM networks for communications and data transfer were created and continue to develop at a considerable pace as a result of the desire of fleet operators and fleet owners for information on all aspects of vehicle operation, including delivery schedules, location, speed, temperature, fuel usage, proof of delivery system and allows for an infinite variety of operational configurations.

                  - VEHICLE SECURITY - GPS is used for the prevention and detection of stolen vehicles.

         Each of these markets originated for different purposes and to service a different sector of the community. We believe the availability of positioning systems as a commonly used medium for both applications means that both markets, which had been developed separately, will converge as a result of overlapping customer requirements.

         We believe that Auto-Q which is capable of satisfying both markets will have a significant advantage over our competitors who traditionally have not provided a range of products capable of addressing each of these markets.


MARKETING AND SALES STRATEGY

         In order to fully exploit the Fleet Management and Information and Vehicle Security Markets, we have adopted an aggressive sales plan and propose to invest significantly in additional sales and marketing staff as well as outsourcing general public relations and marketing services. We believe an effective and penetrative marketing program linked to continuous product enhancements is an essential part of what is now a fast moving automotive environment.

     Our target markets include the following:

         - Fleet Operators with heavy goods vehicles for commercial fleet and in-house haulage

         -        Parcel Delivery Companies

         -        Bus & Coach Companies

         -        Ambulance and other 'Blue Light' Services

         -        Fleet Operators with Trailers and Temperature Trailers

         Our strategy is to leverage our expertise in global positioning and other position solutions, coupled with information and communication technologies to provide a comprehensive product offering to our customers. Our primary objectives are:

         - Focus on growth markets. We target markets which offer the greatest potential for growth, profitability, and a leadership position. Currently, we focus on two market segments: Fleet Management and Information and Vehicle and Asset Security. We believe these market segments can be characterized by a need for improved productivity, lower cost, and better information.

         - Continue to provide innovative, differentiated product solutions. Our objective is to continuously provide innovative solutions that deliver significant value to our end-users. We intend to improve our market position through research and development spending which provides us with products differentiated through software, hardware, and application specific features. In addition, we will target solutions aimed at specific applications.

         -        Develop products that integrate communications technologies.
                  In developing our products we intend to integrate within our markets the functionality brought about by the convergence of positioning, wireless, and information technologies. We seek to combine these technologies to create products that provide end-users with comprehensive positioning solutions, which enable the real-time management of information and enhance productivity and efficiency.

         - Pursue strategic alliances. As our markets develop and new markets emerge, we believe it will be critical for us to forge and maintain strategic alliances. As our industry grows, we may take advantage of acquisition opportunities, which complement our product portfolio, expand our technology, enable us to enter new markets, or solidify our current market position. Additionally, we may use acquisitions to increase our customer base and facilitate our entry into new markets. In each case, our focus will be to leverage existing technologies, marketing resources, and to identify strategic partners.

         During the last twelve months, we have benefited from a sharp increase of referrals from our existing clients which we will build upon with the following marketing tools:

         -        Colorful, clear and descriptive product brochures

         - A comprehensive web site detailing the range of our products and services

         - A targeted advertising campaign in appropriate trade journals and magazines

         -        Attendance at major trade exhibitions

         - Retention of a professional marketing and public relations firm

         -        Direct mailing followed by a professional telesales approach

         - Traditional face to face approaches by an experienced sales team


EXISTING AND PROSPECTIVE CLIENTS

         In September 2000, Sutton and Sons (St Helens) Ltd., a UK long-haul trucking company based in Widnes (UK), indicated an interest in purchasing 400 satellite tracking and fuel monitoring units over the next three years. As of July 1, 2001, Sutton and Sons has purchased 120 satellite tracking and fuel monitoring units.

         In February 2001, Walker Snack Foods Limited, a subsidiary of Pepsi Co., has indicated an interest in acquiring 250 satellite tracking and fuel monitoring units. As of July 1, 2001, Walker Snack Foods has purchased 50 satellite tracking and fuel monitoring units.

         We are in discussions with a number of organizations, including logistics service suppliers as well as local councils and emergency services to provide our satellite tracking and fuel monitoring systems. In addition, we have contacted many leading insurance companies with which we are actively discussing providing our Active Risk Management Packages. We are currently in discussions with members of the banking industry to provide vehicle security equipment, including satellite tracking, alarms and immobilizers.

         Our current customer base includes:


         MAJOR CLIENTS
         Sutton & Sons (St. Helens) Ltd.
         Walkers Snack Foods Ltd. (Subsidiary of Pepsi Cola)
         Sainsbury's
         Allied Mills Ltd.
         Security Express Ltd.


         OTHER CLIENTS
         Derbyshire County Council
         Oxfordshire County Council
         Security Express Ltd.
         Nightfreight Parcel Delivery
         Airlink Coaches
         Horseman Coaches
         Taylors of Martley Haulage
         Weetabix
         Johnson Apparelmaster
         Derbyshire Fire 7 Rescue
         Christian Salvesen

         Elite Greenhouses
         Energy Efficiency Office
         Tesco
         DAF Trucks


EUROPEAN AND OTHER WORLD MARKETS

         We are currently discussing a distribution agreement to cover continental Europe with a Swiss manufacturer of components that currently has license agreements covering all European countries and could provide Auto-Q access to many of the European truck manufacturers. Our intention is to target companies which plan to install GPS and telematics systems at the point of delivery. If we are successful in penetrating the European marketplace, in the future, we will consider expanding further, including in the United States and Asia.


COMPETITION

         Within each of our market segments, we encounter direct competition from other positioning and fleet management information providers.

         In the fleet management and information segment, in the United Kingdom we face ongoing competition primarily from other vehicle management system providers, such as Minorplanet Systems, Plc, Orchid and Traffic Master.

         In the vehicle security segment we face competition from GPS-based system providers such as Tracker, TrakBak, NavTrak and Telematix.

         Although principal competitive factors vary between segments, typical competitive factors include ease of use, size, weight, power, consumption, features, performance, reliability and price. In the commercial solution applications, ease of use and user functionality become the differentiating factors. We believe that our products currently compare favorably with respect to these factors.

         We believe that our ability to compete successfully in the future against existing and additional competitors will depend largely on our ability to provide more complete solutions, as well as products and services that have significantly differentiated features with improved cost/benefit ratios to our end-users. Our immediate challenge is to develop a higher marketing profile, develop our professional sales staff, overall infrastructure and exploit the opportunities available in order to match the existing market penetration enjoyed by our major competitors.


GOVERNMENT REGULATION

         We have not been materially impacted by existing government regulation and are not aware of any potential government regulation that would materially effect our operations.

CORPORATE HISTORY

         We incorporated in the State of Delaware on April 26, 2001 and acquired our operating subsidiary, Warminster Systems Limited, effective on April 27, 2001.


EMPLOYEES

         We have 20 full-time and 2 part-time employees. Of these, 4 are in management, 8 are in sales/marketing, 6 are in administration and 4 are engineers. We believe our relationships with our employees are satisfactory.


PROPERTIES

         Our headquarters are located at 55-57 Woodcock Trading Estate, Warminster, BA12 9DX, United Kingdom, where we occupy approximately 2000 square feet of leased space under a lease that ends in November, 2003. Annual base rent under the lease is approximately $8,800. We anticipate requiring additional space as we continue to expand our sales and marketing staff.


                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

         Our directors, executive officers and other significant employees and their ages and positions are as follows:


Name of Individual            Age      Position with company and subsidiaries
------------------            ---      --------------------------------------
Tom Lam                       45       President and Chairman of the Board and Director
Anthony Power                 56       Director
Guy Wormington                37       Director
Christopher Walker            42       Secretary, Treasurer and Director

-------------------------------

         TOM LAM has been a Chairman of the Board and director of Auto-Q since its formation in April 2001. Mr. Lam also has been a managing director of Warminster Systems Ltd., our United Kingdom subsidiary since 1996.

         ANTHONY POWER has been the President and a director of Auto-Q since its formation in April 2001. From 1996 to April 2001, Mr. Power was a director of TDI Services Ltd., a vehicle security system provider since 1996. He has also served as Managing Director, Head of Marketing, Finance and Policy Matters for TDI.

         GUY WORMINGTON has been the Secretary and a director of Auto-Q since its formation in April 2001. From 1996 to April 2001, Mr. Wormington was a director of TDI Services Ltd., a vehicle security system provider since 1996. Mr. Wormington also served as Director of Operations, Training and Recruitment for TDI.

         CHRISTOPHER WALKER has been the Treasurer, a director and Sales Manager of Auto-Q since its formation in April 2001. Mr. Walker also has been a partner in the United Kingdom chartered accounting firm of Burgis & Bullock since 1990.

         The directors serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships among the directors, officers or key employees.


DIRECTOR COMPENSATION

         We have no established compensation arrangements with our directors but directors may be reimbursed for their reasonable expenses incurred in connection with the attendance at board and committee meetings.


                             EXECUTIVE COMPENSATION

         The following table details information for Auto-Q for each of the fiscal years ended September 30, 2000, 1999 and 1998 concerning compensation of:

         - all individuals serving as our chief executive officer during the fiscal years ended September 30, 2000, 1999 and 1998; and

         - each other executive officer or key employee whose total annual salary and bonus exceeded $100,000 for the fiscal years ended September 30, 2000, 1999 and 1998:


SUMMARY COMPENSATION TABLE


                                                                                                     Other Annual
                                                             Annual Compensation                     Compensation
                                               ------------------------------------------------- ---------------------
                                                                   Salary            Bonus
Name and Principal Position                         Year             ($)              ($)                ($)
---------------------------------------------- --------------- ---------------- ---------------- ---------------------
Tom Lam, Chairman of the Board and Chief            2000            $35,000            $0                 $0
     Executive Officer                              1999            $     0            $0                 $0
                                                    1998            $     0            $0                 $0

         STOCK OPTION GRANTS IN LAST FISCAL YEAR. There were no grants of stock options during the fiscal year ended September 2000.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


INDEMNIFICATION

         Our Certificate of Incorporation and Bylaws provide that none of our directors shall have any personal liability to Auto-Q or its stockholders for breach of fiduciary duty as a director, except:

                  - for any breach of the director's duty of loyalty to Auto-Q or its stockholders;

                  - for acts or failures to act not in good faith or which involve intentional misconduct or a knowing violation of law;

                  -        under Section 174 of the Delaware General Corporation
                           Law; or

                  - for any transaction from which the director obtained an improper personal benefit.

         As a result of this provision, Auto-Q and our stockholders may be unable to obtain money damages from a director for certain breaches of his fiduciary duty. This provision does not, however, eliminate the directors' fiduciary responsibilities and, in appropriate circumstances, non-monetary remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         Our bylaws also provide for the protection from liability of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. Protection from liability may include, if we so decide, the right of the protected party to be paid expenses in advance of any proceeding for which protection from liability is available, provided that the payment of these expenses incurred by a director or officer in advance of the final outcome of a proceeding may be made only upon delivery to us of a pledge in writing by or on behalf of the director or officer to repay all amounts paid in advance if it is ultimately determined that the director or officer is not entitled to be protected from liability. In addition, our certificate of incorporation provides that our employees and other agents may be protected from liability consistent with the Delaware General Corporation law to the extent determined by our board of directors in its sole discretion.

         To the extent protection from liability for liabilities arising under the securities act may be permitted to our directors, officers and controlling persons of our company under the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, this type of protection from liability is against public policy as expressed in the securities act and is, therefore, unenforceable.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Effective September 30, 2000 and September 30, 1999, we declared cash dividends of $184.10 and $26.11, respectively, on each outstanding share of our common stock or an aggregate of $92,052 and $13,053, respectively. Our chief executive officer and principal stockholder, Tom Lam was entitled to a payment of $104,895 on the cash dividends. Mr. Lam loaned the full dividend amount to us and at March 31, 2001 was owed a balance of $27,922. The loan is non-interest bearing and due on demand.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table details certain information regarding ownership of our common stock as of July 1, 2001, and as adjusted to reflect the sale of the shares offered by each person known by us to own beneficially more than 5% of the outstanding common stock, by each person who is a director of the company, by each person listed in the Summary Compensation Table above and by all directors and officers of the company as a group.

         The information contained in the table was provided by the persons listed. The calculations are based on 8,999,996 shares of common stock outstanding on July 1, 2001.

                                                                            Percent of Shares Beneficially Owned
                                                                       -----------------------------------------------
                                                                                                After Offering
                                             Number of Shares              Before            if all Shares Offered
            Name and Address                Beneficially Owned            Offering               are Purchased
---------------------------------------  ----------------------------  -------------------  --------------------------
Tom Lam                                         3,675,000                40.83%                    40.83%
c/o Auto-Q International Ltd.
55-57 Woodcock Trading Estate
Warminster BA12 9DX
United Kingdom

Anthony Power                                   1,924,000                21.38%                   21.38%
c/o Auto-Q International Ltd.
55-57 Woodcock Trading Estate
Warminster BA12 9DX
United Kingdom

Guy Wormington                                    540,000                 6%                        6%
c/o Auto-Q International Ltd.
55-57 Woodcock Trading Estate
Warminster BA12 9DX
United Kingdom

Christopher Walker                                      0                  0                          0
c/o Auto-Q International Ltd.
55-57 Woodcock Trading Estate
Warminster BA12 9DX
United Kingdom

All Directors and Executive Officers as          6,139,000               68.21%                    68.21%
a Group (4 persons)

-----------------------------


                            DESCRIPTION OF SECURITIES

         Auto-Q is currently authorized to issue 50,000,000 shares of common stock, of which 8,999,996 shares are issued and outstanding, and 1,000,000 shares of preferred stock, none of which are issued and outstanding.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share of record on all matters which stockholders are entitled to vote, including the election of directors. At our annual meeting, the stockholders elect the directors by a plurality vote. Holders of our common stock are entitled to receive, if authorized by the board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for these purposes, subject to any dividend rights of holders of our preferred stock. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share on a pro rata basis in the assets available for distribution, subject to the rights of the holders of our preferred stock, if any. Registered stockholders may transfer their shares by surrendering to our transfer agent their share certificates properly endorsed or accompanied by proper evidence of that the shares have been transferred to them or that they authority to transfer the shares.


PREFERRED STOCK

         The Certificate of Incorporation of Auto-Q authorizes the issuance of 1,000,000 shares of preferred stock. No shares of preferred stock are outstanding, and we have no plans to issue a new series of preferred stock. Our Board of Directors may, without stockholder approval, issue shares of preferred stock from time to time in one or more series and, subject to the limitations contained in the Certificate of Incorporation and any limitations prescribed by law, establish and designate any such series and fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences. The issuance of preferred stock, could, under certain circumstances, have the effect of delaying or preventing a change in control of the company, but also may negatively affect the rights of holders of our common stock by placing restrictions upon payments of dividends to holders of our common stock or by diluting the voting power of such holders.


TRANSFER AGENT

         Auto-Q's transfer agent is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.


                         SHARES ELIGIBLE FOR FUTURE SALE

         Future sales of substantial amounts of common stock in the open market may adversely affect the market price of our common stock. Upon completion of this offering, we will have 8,999,996 shares of common stock outstanding. Of the shares of common stock to be outstanding, the 2,699,996 shares offered hereby will be available for immediate sale in the public market as of the date of this prospectus, except that any shares acquired by our "affiliates," as that term is defined in Rule 144 under the Securities Act, generally may be resold in the public market only in compliance with the provisions of Rule 144 other than the holding period required by Rule 144. All of the remaining outstanding shares of common stock are restricted securities within the meaning of Rule 144 and may not be sold unless they are either registered under the Securities Act or an exemption from registration is available, or they are sold in compliance with Rule 144.

         In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including a controlling person, may sell within any three-month period a number of shares of common stock that does not exceed a maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of Auto-Q's common stock or the average weekly trading volume in the common stock during the preceding four weeks. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years, would be entitled to sell those shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.


                              SELLING STOCKHOLDERS

         The following table details the name of each selling stockholder, the number of shares owned by the selling stockholder, and the number of shares that may be offered for resale under this prospectus. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated, none to the selling stockholders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. The selling stockholders have sole voting and investment power with their respective shares. Percentages in the table below are based on 8,999,996 shares of our common stock outstanding as of July 1, 2001.

                                              SHARES                                                   SHARES
                                          OWNED PRIOR TO               NUMBER OF SHARES              OWNED AFTER
                                           THE OFFERING              WHICH MAY BE SOLD IN           THE OFFERING
                                      --------------------------     ---------------------  ---------------------------
NAME                                  NUMBER            PERCENT         THIS OFFERING         NUMBER           PERCENT
---------------------------------     --------------------------     ---------------------  ---------------------------
Colin Frazer                           207,692           2.31%             207,692               0                0
Stephen Coupland                       207,692           2.31%             207,692               0                0
Robert Manning                         207,692           2.31%             207,692               0                0
Richard Jones                          207,692           2.31%             207,692               0                0
Susan Marshall                         207,692           2.31%             207,692               0                0
Ian Coupland                           207,692           2.31%             207,692               0                0
Philip Drazen                          207,692           2.31%             207,692               0                0
Ian Brill                              207,692           2.31%             207,692               0                0
Stephen Jackson                        207,692           2.31%             207,692               0                0
Howard Mann                            207,692           2.31%             207,692               0                0
Linda Mann                             207,692           2.31%             207,692               0                0
Nigel Manning                          207,692           2.31%             207,692               0                0
Orwell Securities Limited              207,692           2.31%             207,692               0                0

----------------------

                              PLAN OF DISTRIBUTION

         The selling stockholders, including any donees or pledgees who receive shares from a selling stockholder named above, may offer their shares of common stock at various times in negotiated transactions or otherwise, or on any securities exchange where our common stock may be listed in the future.

         The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholders may sell their shares directly to purchasers or may use broker-dealers to sell their shares. Broker-dealers who sell the shares may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or they may receive compensation from purchasers of the shares for which they acted as agents or to whom they sold the shares as principal, or both. The compensation as to a particular broker-dealer might be in excess of customary commissions.

         The selling stockholders and these broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

         Auto-Q has agreed to pay all fees and expenses in connection with preparing and filing this prospectus and the registration statement of which the prospectus forms a part. The selling stockholders will pay any brokerage commissions and similar selling expenses, if any, attributable in connection with the sale of the shares of common stock including stock transfer taxes due or payable in connection with the sale of the shares.

         Auto-Q has agreed to protect from liability the selling stockholders and any underwriter of a selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders, each individually and not jointly, will protect Auto-Q against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders may agree to protect from liability any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act of 1933.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus and other legal matters relating to this offering will be passed on by Piper Marbury Rudnick & Wolfe LLP, New York, New York.


                                     EXPERTS

         Our financial statements at September 30, 2000 and for the years ended September 30, 2000 and 1999 appearing in this prospectus and in the registration statement have been audited by Mahoney Cohen & Company, CPA, P.C., independent auditors as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


                       WHERE YOU CAN GET MORE INFORMATION

         This prospectus forms part of a Registration Statement on Form SB-2 that we filed with the SEC under the Securities Act with respect to the shares and contains all the information which we believe is significant to you in considering whether to make an investment in our common stock. We refer you to the Registration Statement for further information about us, our common stock and this offering, including the full texts of exhibits, some of which have been summarized in this prospectus. At your request, we will provide you, without charge, a copy of any exhibits to the Registration Statement incorporated by reference in this prospectus. If you want more information, write or call us at:

                           Auto-Q International, Inc.
                          55-57 Woodcock Trading Estate
                       Warminster BA12 9DX UNITED KINGDOM
                               011-44-198-521-1000
                                  Attn: Tom Lam

         Upon the effectiveness of the Registration Statement of which this prospectus forms a part, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended and will file reports and other information with the SEC as required under the Exchange Act. Such reports and other information filed by the Auto-Q are available for inspection and copying at the public reference facilities of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20459, and at the SEC's Regional Offices located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, that file electronically with the SEC.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following sets forth the estimated expenses payable in connection with the preparation and filing of this Registration:

                  Securities and Exchange Commission Registration Fee...............       $      86.25
                  *Printing and Engraving Expenses..................................          10,000.00
                  *Accounting Fees and Expenses.....................................          75,000.00
                  *Legal Fees and Expenses..........................................          75,000.00
                  *Blue Sky Fees and Expenses.......................................           5,000.00
                  *Transfer Agent's and Registrar's Fees and Expenses...............           1,000.00
                                                                                            -----------

                             *Total.................................................        $166,086.25

-----------------------
*  Estimated.


ITEM 25. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Auto-Q is required by its By-Laws and Certificate of Incorporation to protect from liability, to the fullest extent permitted by law, each person that Auto-Q is permitted to protect from liability. Auto-Q's Charter requires it to protect from liability such parties to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law.

         Section 145 of the Delaware General Corporation Law permits Auto-Q to protect from liability its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlements actually and reasonably incurred in relation to any action, suit, or proceeding brought by third parties because they are or were directors, officers, employees or agents of the corporation. In order to be eligible for such indemnification, however, the directors, officers, employees or agents of Auto-Q must have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Auto-Q. In addition, with respect to any criminal action or proceeding, the officer, director, employee or agent must have had no reason to believe that the conduct in question was unlawful.

         In derivative actions, Auto-Q may only protect from liability its officers, directors, employees and agents against expenses actually and reasonably incurred in connection with the defense or settlement of a suit, and only if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification is not permitted in the event that the director, officer, employee or agent is actually adjudged liable to Auto-Q unless, and only to the extent that, the court in which the action was brought so determines.

         Auto-Q's Certificate of Incorporation permits it to protect from liability its directors except in the event of: (1) any breach of the director's duty of loyalty to Auto-Q or its stockholders; (2) any act or failure to act that is not in good faith or involves intentional misconduct or a knowing violation of the law; (3) liability arising under Section 174 of the Delaware General Corporation Law, relating to unlawful stock purchases, redemptions, or payment of dividends; or (4) any transaction in which the director received an improper personal benefit.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         The following securities were issued by Auto-Q International within the past three years and were not registered under the Securities Act of 1933, as amended (the "Act"). Each of the transactions is claimed to be exempt from registration with the Securities Exchange Commission under Section 4(2) of the Act as transactions by an issuer not involving a public offering or under Regulation S. All of these securities are considered to be restricted securities for the purposes of the Act. All certificates representing these issued and outstanding restricted securities of the company contain appropriate text detailing their restricted status and the company has issued "stop transfer" instructions to its transfer agent for these securities.

         1. On April 27, 2001, we entered into a share exchange with all of the stockholders of Warminster Systems Limited, a company formed under the laws of United Kingdom and Wales ("Warminster"), pursuant to which we issued 6,300,000 shares of our common stock in exchange for 500 shares of Warminster's capital stock, which constitutes all of Warminster's issued and outstanding capital stock. All 6,300,000 shares of our common stock contemplated by the exchange have been issued. Upon the consummation of the share exchange, Warminster became a wholly owned subsidiary of Auto-Q.

         2. On April 27, 2001 we issued 2,699,996 restricted shares of our common stock to purchasers in a private offering to persons resulting in gross proceeds of $250,020. No commissions were paid.


ITEM 27. EXHIBITS AND SCHEDULES.

         2.1 Exchange Agreement dated as of April 27, 2001 by and among Auto-Q International, Inc., Tom Lam and Elizabeth Rendall.

         3.1 Certificate of Incorporation of Auto-Q International, Inc. filed with the Secretary of State of the State of Delaware on April 26, 2001.

         3.2      By-laws of Auto-Q International, Inc.

         4.1      Form of Common Stock Certificate of Auto-Q International, Inc.

         4.2      Form of Preferred Stock Certificate of Auto-Q International,
Inc.

         5        Opinion of Piper Marbury Rudnick & Wolfe LLP.*

         10.1 Peaty and Smith Builders to Metal Products (Westbury) Limited and Warminster Systems Limited Lease of Units 55 and 57 Woodcock Trading Estate Warminster Wilshire, dated December 7, 2000.

         10.2 Tom Lam and Warminster Systems Limited Agreement for Software Assignment dated April 9, 2001.

         21       Subsidiaries of the Company.

         23.1     Consent of Mahoney Cohen & Company, CPA, P.C.

         *To be filed by amendment


ITEM 28. UNDERTAKINGS.

         The undersigned Registrant undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or taken as a whole, represent a fundamental change in the information detailed in the Registration Statement; and

                  (iii) To include any significant information with respect to the plan of distribution not previously disclosed in the Registration Statement or any significant change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be considered to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be considered to be the initial bona fide offering of the securities.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant pledges to supplement the prospectus, after the expiration of the subscription period, to detail the results of the subscription offer, the transactions by the underwriter, during the subscription period, the amount of unsubscribed securities to be purchased by the underwriter, and the terms of any subsequent reoffering of the securities. If any public offering by the underwriter is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

         (c) "Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable.

         (d)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 3rd day of July, 2001.

                                        AUTO-Q INTERNATIONAL, INC.


                                        By  /s/ Tom Lam
                                           -----------------------------------
                                            Tom Lam, Chairman

         Each person whose signature appears below hereby constitutes and appoints Tom Lam his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorney-in-fact and agent or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                    SIGNATURE                                  TITLE                                   DATE
                    ---------                                  -----                                   ----

/s/ Tom Lam                                        Director and Chairman
------------------------------------------         (Principal Executive Officer)                     July 3, 2001
Tom Lam

/s/ Christopher Walker                             Director and Treasurer
------------------------------------------         (Principal Financial and Accounting Officer)      July 3, 2001
Christopher Walker

/s/ Guy Wormington                                 Director and Secretary                            July 3, 2001
------------------------------------------
Guy Wormington

/s/ Anthony Power                                  Director and President                            July 3, 2001
------------------------------------------
Anthony Power

                           AUTO-Q INTERNATIONAL, INC.
                      (FORMERLY WARMINSTER SYSTEMS LIMITED)



                                      INDEX

                                                                                                             Page
                                                                                                             ----
Independent Auditor's Report                                                                                  F-1

Balance Sheets as of September 30, 2000 and March 31,
     2001 (Unaudited)                                                                                         F-2

Statements of Income and Comprehensive Income for the Years Ended September 30,
     2000 and 1999 and for the Six Months
     Ended March 31, 2001 and 2000 (Unaudited)                                                                F-3

Statements of Stockholders' Equity (Deficiency) for the Years Ended September
     30, 2000 and 1999 and for the Six Months
     Ended March 31, 2001 (Unaudited)                                                                         F-4

Statements of Cash Flows for the Years Ended September 30, 2000 and 1999 and for
     the Six Months Ended March 31, 2001
     and 2000 (Unaudited)                                                                                     F-5

Notes to Financial Statements                                                                                 F-7

                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors and Stockholders
Auto-Q International, Inc.
(formerly Warminster Systems Limited)


         We have audited the accompanying balance sheet of Auto-Q International, Inc. (formerly Warminster Systems Limited) as of September 30, 2000, and the related statements of income and comprehensive income, stockholders' equity (deficiency) and cash flows for the years ended September 30, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Auto-Q International, Inc. (formerly Warminster Systems Limited) as of September 30, 2000 and the results of its operations and its cash flows for the years ended September 30, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ Mahoney Cohen & Company, CPA, P.C.


New York, New York
March 2, 2001, except for
     Note 8, as to which the
     date is April 27, 2001

                           AUTO-Q INTERNATIONAL, INC.
                      (FORMERLY WARMINSTER SYSTEMS LIMITED)
                                 Balance Sheets


                                                     ASSETS
                                                     ------
                                                                                September 30,             March 31,
                                                                                    2000                    2001
                                                                             -------------------     -------------------
                                                                                                         (Unaudited)
Current assets:
     Cash                                                                     $           92           $        20,861
     Accounts receivable                                                             194,000                   120,822
     Inventory                                                                        78,538                    98,680
     Prepaid expenses and other current assets                                         8,516                    27,385
                                                                             ---------------           ---------------
         Total current assets                                                        281,146                   267,748

Property and equipment, net (Note 3)                                                   6,744                     3,764

Goodwill, net of accumulated amortization of
     $12,297 at September 30, 2000 and $17,852
     at March 31, 2001                                                                28,692                    21,819
                                                                             ---------------           ---------------
                                                                              $      316,582           $       293,331
                                                                             ===============           ===============


                                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
                                -------------------------------------------------


Current liabilities:
    Accounts payable                                                            $    139,031             $      80,041
    Deferred revenue                                                                  30,742                    18,418
    Income taxes payable                                                              28,180                    44,027
    Due to stockholder (Note 4)                                                       62,286                    27,922
    Accrued expenses and other current liabilities                                    59,312                    63,036
                                                                             ---------------           ---------------
         Total current liabilities                                                   319,551                   233,444

Commitments (Note 7)

Stockholders' equity (deficiency):
    Common stock, $1.70 par value (Note 8):
         Authorized, issued and outstanding - 500 shares                                 850                       850
    Retained earnings (accumulated deficit)                                          (4,667)                    59,601
    Accumulated other comprehensive income (loss)                                        848                     (564)
                                                                             ---------------           ---------------
         Total stockholders' equity (deficiency)                                     (2,969)                    59,887
                                                                             ---------------           ---------------
                                                                                 $   316,582             $     293,331
                                                                             ===============           ===============



                             See accompanying notes.

                           AUTO-Q INTERNATIONAL, INC.
                     (FORMERLY WARMINSTER SYSTEMS LIMITED)
                 Statements of Income and Comprehensive Income


                                                              Year Ended                  Six Months Ended
                                                             September 30                     March 31
                                                         ------------------------    ---------------------------
                                                          2000           1999           2001            2000
                                                         --------      ----------    -----------    ------------
                                                                                     (Unaudited)    (Unaudited)
Net sales (Note 6)                                       $ 503,647      $ 323,060     $  346,117      $  123,422
Cost of goods sold                                         237,116        123,987        161,098          40,888
                                                         ---------      ---------     ----------      ----------
Gross profit                                               266,531        199,073        185,019          82,534
Operating expenses                                         144,335        149,675        103,577          73,095
                                                         ---------      ---------     ----------      ----------
Operating income                                           122,196         49,398         81,442           9,439
Interest expense                                             3,148          2,035             19              19
                                                         ---------      ---------     ----------      ----------
Income before provision for income taxes                   119,048         47,363         81,423           9,420
Provision for income taxes (Note 5)                         26,670          7,466         17,155           2,851
                                                         ---------      ---------     ----------      ----------
Net income                                                  92,378         39,897         64,268           6,569
Other comprehensive income (loss):
Cumulative translation adjustment                              389          1,229        (1,412)              46
                                                         ---------      ---------     ----------      ----------
     Comprehensive income                                $  92,767      $  41,126     $   62,856      $    6,616
                                                         =========      =========     ==========      ==========
Basic and diluted income per common share
     attributable to common stockholders                 $  184.76      $   79.79     $   128.54      $    13.14
                                                         =========      =========     ==========      ==========
Weighted average number of shares outstanding                  500            500            500             500
                                                         =========      =========     ==========      ==========
Pro forma basic and diluted income per common
     share attributable to common stockholders
     (Note 8)                                            $     .01      $    .01      $      .01      $       --
                                                         =========      =========     ==========      ==========
Pro forma weighted average number of shares
     outstanding (Note 8)                                6,300,000      6,300,000      6,300,000       6,300,000
                                                         =========      =========     ==========      ==========

                             See accompanying notes.

                           AUTO-Q INTERNATIONAL, INC.
                      (FORMERLY WARMINSTER SYSTEMS LIMITED)
                 Statements of Stockholders' Equity (Deficiency)



                                                                  Accumulated
                                                     Retained      Other          Total
                                    Common Stock      Earnings   Comprehensive Stockholders'
                                 ------------------ (Accumulated  Income         Equity
                                 Shares    Amount    Deficit)     (Loss)      (Deficiency)
                                --------  --------  ---------    ----------   --------------
Balance, October 1, 1998           500    $   850   $(31,837)      $(770)       $(31,757)

Net income                          --         --     39,897          --          39,897

Dividends                           --         --    (13,053)         --         (13,053)

Cumulative translation
adjustment                          --         --         --       1,229           1,229
                                --------  --------  ---------  ----------     -----------

Balance, September 30, 1999        500        850     (4,993)        459          (3,684)

Net income                          --         --     92,378          --          92,378

Dividends                           --         --    (92,052)         --         (92,052)

Cumulative translation
adjustment                          --         --         --         389             389
                                --------  --------  ---------  ----------     -----------

Balance, September 30, 2000        500        850     (4,667)        848          (2,969)

Net income                          --         --     64,268          --          64,268

Cumulative translation
adjustment                          --         --         --      (1,412)         (1,412)
                                --------  --------  ---------  ----------     -----------
Balance, March 31, 2001
(Unaudited)                        500       $850    $59,601       $(564)        $59,887
                                ========  ========  =========  ==========     ===========




                             See accompanying notes.

                           AUTO-Q INTERNATIONAL, INC.
                      (FORMERLY WARMINSTER SYSTEMS LIMITED)
                            Statements of Cash Flows


                                                              Year Ended                Six Months Ended
                                                             September 30                    March 31,
                                                   -----------------------------    ----------------------------
                                                       2000             1999             2001            2000
                                                   ------------    -------------    -------------  -------------
                                                                                    (Unaudited)    (Unaudited)
Cash flows from operating activities:
    Net income                                     $      92,378      $  39,897       $    64,268      $    6,569
    Adjustments to reconcile net income
      to net cash provided by operating
      activities:
        Depreciation and amortization                      5,770           6,337            8,922           3,306
        Change in assets and liabilities:
           Accounts receivable                          (173,395)          4,571           66,937         (16,472)
           Inventory                                     (25,618)        (30,711)         (22,669)         (7,665)
           Prepaid expenses and other current
              assets                                       4,010           5,049          (19,145)         (8,612)
           Security deposit                                3,953               -                -           4,312
           Accounts payable                               51,610          30,205          (54,517)         (3,553)
           Deferred revenue                               14,639         (14,820)         (11,334)            479
           Income taxes payable                           20,574           7,535           16,754             514
           Accrued expenses and other
              current liabilities                          7,482         (17,579)           5,631          29,341
                                                   -------------  --------------    -------------  --------------
                Net cash provided by
                    operating activities                   1,403          30,484           54,847           8,219
                                                   -------------  --------------    -------------  --------------
Cash flows used in investing activities:
    Purchase of property and equipment                        -             (276)              -                -
                                                   -------------  --------------    -------------  --------------
Cash flows used in financing activities:
    Advances to stockholder, net                          (1,322)        (24,780)         (32,360)        (14,645)
                                                   -------------  --------------    -------------  --------------

Effect of exchange rate changes on cash                   (6,816)            394           (1,718)           (302)
                                                   -------------  --------------    -------------  --------------

Net increase (decrease) in cash                           (6,735)          5,822           20,769          (6,728)

Cash, beginning of period                                  6,827           1,005               92           6,827
                                                   -------------  --------------    -------------  --------------

Cash, end of period                                $          92  $        6,827    $      20,861  $           99
                                                   =============  ==============    =============  ==============




                             See accompanying notes.

                           AUTO-Q INTERNATIONAL, INC.
                      (FORMERLY WARMINSTER SYSTEMS LIMITED)
                      Statements of Cash Flows (Concluded)







                Supplemental Disclosures of Cash Flow Information


                                                              Year Ended               Six Months Ended
                                                             September 30                       March 31,
                                                   -----------------------------    ----------------------------
                                                       2000             1999             2001            2000
                                                   ------------    -------------    -------------  -------------
                                                                                    (Unaudited)    (Unaudited)
Cash paid during the period for:
    Interest                                       $          28  $          156    $          19  $       -
    Income taxes                                   $       2,117  $            -    $           -  $       -


      Supplemental Schedule of Non-Cash Investing and Financing Activities

During the years ended September 30, 2000 and 1999, the Company accrued dividends in the amount of $92,052 and $13,053, respectively.




                             See accompanying notes.

                           AUTO-Q INTERNATIONAL, INC.
                      (FORMERLY WARMINSTER SYSTEMS LIMITED)
                          Notes to Financial Statements
    (Unaudited with respect to the six months ended March 31, 2001 and 2000)



Note 1 - The Company

         Auto-Q International, Inc. (formerly Warminster Systems Limited) (the "Company") (see Note 8) is engaged in the development, supply and installation of mobile data acquisition and vehicle tracking systems to corporate users throughout the United Kingdom. The Company operates as a single segment.

Note 2 - Summary of Significant Accounting Policies

         Basis of Presentation

         The financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America.

         Interim Financial Statements

         The interim financial statements at March 31, 2001 and for the six months ended March 31, 2001 and 2000 are unaudited; however, in the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation have been included. Results of interim periods are not necessarily indicative of results for the entire year.

         Foreign Currency Translation

         The assets and liabilities of the Company are translated into U.S. dollars at current exchange rates and revenue and expenses are translated at average exchange rates for the year. The net exchange differences resulting from these translations are recorded as a translation adjustment which is a component of stockholders' equity.

         Inventory

         Inventory is stated at the lower of cost (first-in, first-out method) or market and consists entirely of finished goods.

                           AUTO-Q INTERNATIONAL, INC.
                      (FORMERLY WARMINSTER SYSTEMS LIMITED)
                          Notes to Financial Statements
    (Unaudited with respect to the six months ended March 31, 2001 and 2000)




Note 2 - Summary of Significant Accounting Policies  (Continued)


         Property and Equipment

         Property and equipment is recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by accelerated methods over the assets' estimated lives ranging from five to ten years. Leasehold improvements are amortized over the lesser of the lease terms or the assets' useful lives. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

         Goodwill

         Goodwill represents the aggregate excess of the cost of the company acquired over the fair value of their net assets at the date of acquisition and is being amortized by the straight-line method over a period of ten years. Amortization expense charged to operations for the years ended September 30, 2000 and 1999 was approximately $4,000 and $5,000, respectively, and $2,000 (unaudited) for each of the six months ended March 31, 2001 and 2000.

         Deferred Revenue

         Advance payments for maintenance contracts are recorded as deferred revenue when received and recognized as income over the life of the contract.

         Advertising Expenses

         Advertising expenses are charged to operations in the period in which they are incurred. Advertising expenses for the year ended September 30, 1999 were approximately $2,000. No advertising expenses were charged to operations for the year ended September 30, 2000 and for the six months ended March 31, 2001 and 2000.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                           AUTO-Q INTERNATIONAL, INC.
                      (FORMERLY WARMINSTER SYSTEMS LIMITED)
                          Notes to Financial Statements
    (Unaudited with respect to the six months ended March 31, 2001 and 2000)



Note 2 - Summary of Significant Accounting Policies  (Continued)

         Net Income per Common Share

         The Company calculates net income per share as required by SFAS No. 128, "Earnings Per Share". SFAS 128 replaced the calculation of primary and fully diluted earnings per share with the basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effect of stock options, warrants and convertible securities.

         Fair Value of Financial Instruments

         The Company applies the provisions of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107"). SFAS 107 requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. SFAS 107 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. At September 30, 2000 and March 31, 2001, management believes the fair value of all financial instruments approximated carrying value.

         New Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," for fiscal years beginning after June 15, 2000. The provisions of SFAS 133 require all derivatives to be recognized in the balance sheet as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS 133. The Company assessed the impact of this standard and the adoption of SFAS 133 will not have a significant impact.

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," which must be adopted no later than the fourth quarter of 2000. As the Company's accounting policies are consistent with the provisions of SAB 101, there was no impact on the financial statements.

         Pro Forma Information

         The pro forma information included in the statement of income and comprehensive income on net income per share gives effect to the exchange of shares described in Note 8.

                           AUTO-Q INTERNATIONAL, INC.
                      (FORMERLY WARMINSTER SYSTEMS LIMITED)
                          Notes to Financial Statements
    (Unaudited with respect to the six months ended March 31, 2001 and 2000)


Note 3 - Property and Equipment

         Property and equipment consists of:

                                                                              September 30,          March 31,
                                                                                 2000                  2001
                                                                            --------------        --------------
                                                                                                  (Unaudited)
             Office equipment                                                   $    9,539             $    9,231
             Vehicles                                                                1,874                  1,814
             Leasehold improvements                                                    112                    109
                                                                                ----------             ----------
                                                                                    11,525                 11,154
             Less:  Accumulated depreciation and
                amortization                                                         4,781                  7,390
                                                                                ----------             ----------
                                                                                $    6,744             $    3,764
                                                                                ==========             ==========



Note 4 - Due to Stockholder

         Amounts due to stockholder are non-interest bearing and due on demand.



Note 5 - Income Taxes

         The provision for income taxes consists of the following:


                                                             For the                         For the
                                                            Year Ended                   Six Months Ended
                                                           September 30                      March 31,
                                                   -----------------------------    ----------------------------
                                                       2000             1999             2001            2000
                                                   ------------    -------------    -------------  -------------
                                                                                    (Unaudited)    (Unaudited)
             Current:
                United Kingdom                      $26,670           $7,466         $    17,155     $      2,851
                                                    =======           ======         ===========     ============

                           AUTO-Q INTERNATIONAL, INC.
                      (FORMERLY WARMINSTER SYSTEMS LIMITED)
                          Notes to Financial Statements
    (Unaudited with respect to the six months ended March 31, 2001 and 2000)


Note 5 - Income Taxes  (Continued)

         A reconciliation of the statutory United States income tax rate to the effective income tax rate is as follows:


                                                                For the                       For the
                                                              Year Ended                  Six Months Ended
                                                             September 30                    March 31,
                                                   -----------------------------    ----------------------------
                                                       2000             1999             2001            2000
                                                   ------------    -------------    -------------  -------------
                                                                                    (Unaudited)    (Unaudited)
Statutory U.S. income tax rate                           34.0%           34.0%             34.0%          34.0%
Income tax rate differential between
   the United States and the United
   Kingdom                                              (14.0)          (13.5)            (14.0)         (14.0)
Other                                                    2.4             (4.7)              1.1           10.3
                                                     --------         -------         ---------      ---------
                                                         22.4%           15.8%             21.1%          30.3%
                                                     ========         =======         =========      =========




Note 6 - Concentration of Credit Risk and Major Customers

         Accounts Receivable

         Credit risk with respect to trade receivables is limited because a large number of geographically diverse customers make up the Company's customer base. The Company controls credit risk through its credit evaluation process, credit limits and monitoring procedures. Bad debt expenses have been insignificant, and generally, the Company does not require collateral or other security to support accounts receivable.

         Major Customers

         Sales to three and one customer(s) accounted for approximately 48% and 21% of the total sales for the years ended September 30, 2000 and 1999, respectively.

                           AUTO-Q INTERNATIONAL, INC.
                      (FORMERLY WARMINSTER SYSTEMS LIMITED)
                          Notes to Financial Statements
    (Unaudited with respect to the six months ended March 31, 2001 and 2000)


Note 7 - Commitments

         The Company and an unrelated company lease warehouse and office space under a non-cancellable operating lease expiring in 2003. The Company's share of the future minimum lease payments, excluding escalation charges, is as follows:

             Year Ending
             September 30,
             -------------
                  2001                                                          $    9,000
                  2002                                                               9,000
                  2003                                                               9,000
                  2004                                                               1,000
                                                                                ----------
                                                                                $   28,000
                                                                                ==========


         Rent expense charged to operations for the years ended September 30, 2000 and 1999 was approximately $19,000 and $21,000, respectively.

Note 8 - Subsequent Events

         Acquisition

         Auto-Q International, Inc. was incorporated in the State of Delaware on April 26, 2001 and merged effectively on April 27, 2001 with Warminster Systems Limited, a private company incorporated in Bristol, England.

         Pursuant to this merger, Auto-Q International, Inc. issued 6,300,000 shares of its common stock for all of the common stock of Warminster Systems Limited. As a result of this acquisition, the stockholders of Warminster Systems Limited effectively acquired Auto-Q International, Inc. and control thereof. Accordingly, this acquisition will be accounted for as a reverse acquisition for financial statement purposes.

         Common Stock

         On April 27, 2001, 2,699,996 shares of common stock of Auto-Q International, Inc. were issued to other investors for $250,020.